EXHIBIT 10.47

DATED     11 January 2020

Walgreens Boots Alliance Services Limited

and

Marco Pagni

EMPLOYMENT AGREEMENT

AN AGREEMENT made this 11 day of January 2020

BETWEEN:

1.'the Company': Walgreens Boots Alliance Services Limited (registered number: 7073433) whose registered office is at 2 The Heights, Brooklands, Weybridge, Surrey, KT13 ONY

2.'You': Marco Pagni of Maslack, Downings, Co. Donegal, Ireland

1.Effect of certain words and expressions

Certain words and expressions have particular meanings in this Agreement. Please refer to Schedule 1.

2.Appointment

2.1.In consideration of the mutual covenants and agreements herein, the Company appoints you and you agree to act as Executive Vice President & Global Chief Legal & Administrative Officer. You agree that the Company may at its discretion require you to perform, for the Company or any Group Company without additional remuneration, other lawful duties or reasonable tasks not specifically within the scope of your normal duties but consistent with your seniority and professional skills and you agree to perform those duties/tasks. The Company may appoint someone to act jointly with you in the performance of your duties.

2.2.You shall at all times during this Agreement comply with all policies, procedures and practices of the Company from time to time notified by the Company to you.

2.3.You represent that you are free to take up this employment and that you are not subject to any restriction that might hinder or prevent the full performance of your duties.

2.4.You affirm that you will advise the Company immediately of any circumstances that may prevent the continuation of your employment on the terms outlined in this agreement. Such matters will include but are not limited to legal or work visa restrictions.

2.5.Your continuous period of employment with the Company commenced on 15/07/2003.

2.6.You shall:

2.6.1.hold such Office as the Company may from time to time reasonably require;

2.6.2.(if the Company so requests and in any event on termination of this Agreement) immediately resign without claim for compensation from any Office held in any Group Company (but without prejudice to any rights you may have to claim compensation in respect of termination of this Agreement);

2.6.3.not do anything that would cause you to be disqualified from holding any Office;

2.6.4.not (without the prior written approval of the Board) resign from any Office held in any Group Company or any trusteeship which is held as a result of this Agreement.

3.Hours of Work, Place of Work and Salary

3.1.Your hours of work shall be from 9.00am to 5.00pm, Monday to Friday. You may also be required to work such additional hours without additional remuneration as are necessary for the proper performance of your duties.
3.2.Your current salary is £677,166 gross per year, paid on or about the 28th day of each month in arrears. Salary includes any fees receivable by you as an officer, nominee or representative of the Company or any Group Company. No overtime pay will be paid for work outside normal hours. Salary will be reviewed annually, although you have no entitlement to a salary increase in any year. Subject to clause 3.4, you shall perform your duties at the Sedley Place office from time to time, and may be required to travel abroad in the performance of your duties.

3.3.The Company shall be entitled at any time during your employment, or in any event on termination, to deduct from your remuneration any monies due from you to the Company.

3.4.Due to the nature of the Company's business and the work you will be required to do, the Company may from time to time, on giving you reasonable notice, require you to work on a temporary or permanent basis at any of its offices or those of its Group Companies. The Company will pay you your reasonable expenses incurred in connection with any temporary or permanent relocation . Any additional terms or conditions will be in accordance with the Company's standard International Assignment Policy, as from time to time in force.

4.Discretionary Bonus
4.1.You may be eligible for a discretionary bonus determined by the Company in accordance with the Company's discretionary bonus arrangements from time to time, such arrangements to be communicated to you from time to time. No bonus is payable:

4.1.1.during or in respect of any period: (a) whilst you are suspended under clause 13.10 of this Agreement; or (b) in which the Company exercises its rights under clause 13.11 of this Agreement;

4.1.2.if on the date of payment your employment has terminated (for any reason) or you are serving any notice period.

4.2.Payment of bonus on one occasion shall not give rise to any right to or expectation of payment of any bonus thereafter.

4.3.Announcement of a bonus scheme on one occasion shall not give rise to any right to or expectation of an announcement of any bonus scheme or schemes thereafter.

5.Pension

Subject to clause 7, you have the option to join the Alliance Healthcare and Boots Retirement Savings Plan ('AHBRSP') which is a Group Personal Pension scheme. If you decide not to join the AHBRSP you will be automatically enrolled into the Company's workplace pension scheme, referred to as the Auto-Enrolment Scheme ('AE Scheme'), providing you meet the necessary criteria. Details of both schemes are attached at Schedule 2.

6.Insurance and Other Benefits

6.1.Subject to clause 7, you shall be entitled to participate at the Company's expense for your own, your spouse's and your dependent children's benefit in the Company's private medical expenses insurance scheme.

6.2.Subject to clause 7, if you are a member of the AHBRSP referred to in clause 5, the Company will provide you with a life assurance benefit equal to four times (4x) your annual Retirement Savings Pay, rising to five times (5x) after you have been an AHBRSP member for five years (subject to an upper age limit of 75 at which time the benefit will cease).

7.Provisions applicable to clauses 5 and 6

7.1.Your entitlement (if any) to be a member of, receive benefits under the AHBRSP, private medical expenses insurance and life assurance scheme referred to in clauses 5 and 6 (“the Schemes") is subject to all rules and terms and conditions of the relevant Scheme from time to time in force and as the same may be varied and/or replaced by the Company and/or the provider of the relevant benefit. Further details regarding the Schemes are available from the Company. Reference to "the Schemes" includes the same as varied and/or replaced from time to time.

7.2.The Company is entitled:

7.2.1.to terminate all or any of the Schemes or related benefits (with or without any replacement) and/or to replace the provider of and/or the nature or type of any benefits provided thereunder;

7.2.2.to terminate your employment notwithstanding that such termination may result in you ceasing to be entitled to and/or being entitled only to reduced benefits under the Schemes.

8.Company Car/ Car Allowance

8.1.You are entitled to be provided with a car or car allowance on the terms set out in the Company Car Policy in force and as amended from time to time, a copy of which is available from Human Resources.

8.2.Subject to the Company Car Policy, the Company shall bear all insurance costs standing and servicing expenses of the car with the exception of the cost of fuel for non business use and recovery where the car is used outside the United Kingdom for private purposes.

9.Expenses

9.1.Subject to the Company's guidelines in relation to reimbursement of expenses, the Company shall reimburse to you expenses reasonably incurred by you in the proper performance of your duties.

9.2.Any Company sponsored credit or charge card shall be used only for expenses reimbursable under clause 9.1 and shall be returned to the Company when requested.

10.Holiday

10.1.In addition to the public holidays normally applicable in England and Wales, you are entitled to 30 working days paid holiday in each holiday year to be taken at such time or times as are agreed with the person to whom you report.

10.2.The holiday year is 1 April to 31 March.

10.3.You will forfeit any accrued but untaken holiday which has not been taken at the end of the holiday year but you will be entitled to carry forward up to one week's accrued but untaken holiday into the next holiday year. Any additional carry forward of accrued but untaken holiday requires the prior agreement of your functional leader.

10.4.If your employment is terminated for whatever reason during a holiday year, your holiday entitlement will be calculated as being 1/12th of your annual holiday entitlement for each completed calendar month worked prior to termination.

10.5.The Company reserves the right to deduct any amount of holiday pay paid in excess of accrued entitlement from any sums due at termination, or to require the reimbursement of any such amounts.

10.6.If either party serves notice to terminate this Agreement, the Company may require you to take any accrued but unused holiday entitlement during the notice period (whether or not you are on Garden Leave).

10.7.Further details regarding your holiday entitlement are set out in the Handbook.

11.Illness, injury or incapacity

11.1.If you are prevented by illness injury or other incapacity from properly performing your duties, you shall comply with the notification and certification procedure detailed in the Handbook from time to time.

11.2.Information relating to the Company's non-contractual and discretionary Company Sick Pay scheme is contained within the Handbook.
11.3.In the event that you are unable to attend work due to illness or injury because of the actionable negligence of a third party in respect of which damages are recoverable, you shall advise the Company forthwith and all payments made by the Company to you during such incapacity shall constitute a loan to you to the extent that any compensation recovered from the third party shall be repaid by you to the Company.

11.4.If you are absent from work due to illness, injury or incapacity for a consecutive period of 90 working days the Company may (without prejudice to the provisions of clause 2.1) appoint another person or persons to perform your duties until you return to work.

12.Intellectual Property Rights

12.1.You acknowledge that whilst employed by the Company (whether or not in the course of your duties) you, whether alone or jointly, make or develop or modify any Intellectual Property in connection with or relating to or capable of being used or adapted for use in the business of the Company or any Group Company:

12.1.1.all rights to the Intellectual Property which subsist (or which may in the future subsist) will on creation, rest in and be the exclusive property of the Company;

12.1.2.to the extent necessary to vest the Intellectual Property in the Company and subject to section 42 of the Patents Act 1977, you will hereby assign to the Company all rights to the Intellectual Property, whether future or subsisting, for the full term throughout the world.

12.2.Where you alone or jointly make or develop or modify any Intellectual Property, you shall promptly disclose to the Company full details of the Intellectual Property and shall not disclose the Intellectual Property to any third party before so doing.

12.3.You shall maintain adequate written records and memoranda of all Intellectual Property and these will remain the sole property of the Company and:

12.3.1.you shall, at the request and expense of the Company, do everything necessary to enable the Company or its nominee to obtain the benefit of the Intellectual Property including, without limitation, securing patent or other protection in the United Kingdom or any part of the world; and

12.3.2.you waive any rights you may have in respect of the Intellectual Property under sections 77 to 86 of the Copyright, Designs and Patents Act 1988, including the right to object to derogatory treatment.

13.Covenants during employment and confidential information

13.1.You agree that during your employment you have a general duty to act in good faith with respect to the Company.

13.2.You agree that during your employment you will not:

13.2.1.(subject as otherwise provided in this clause 13.2.1) have any Material Interest in any other business and including in any business which is in competition (in whole or in part) with any business carried on by the Company or any Group Company and/or which may require the disclosure or use of Confidential Information. You may have a Material Interest in another business (which is not in competition, as aforesaid, and will not require the disclosure or use of Confidential Information), if you obtain the prior written consent of the Company, such consent not to be unreasonably withheld;

13.2.2.other than for the proper performance of your duties remove from the Company's and/or any Group Company's premises or copy or allow others to remove or copy any Confidential Information or any other information which belongs to or relates to the businesses of the Company or any Group Company;

13.2.3.directly or indirectly (on your own behalf or on behalf of any other person) solicit or entice away any employee or consultant of the Company or any Group Company, or discourage any prospective employee or consultant from being employed or engaged by the Company or by any Group Company;

13.2.4.directly or indirectly (on your own behalf or on behalf of any other person) solicit the business or custom of any past current or prospective customer or supplier of the Company and/or any Group Company; and

13.2.5.directly or indirectly (on your own behalf or on behalf of any other person) provide services and/or products to any past current or prospective customer of the Company and/or of any Group Company.

13.3.You shall not either during your employment (save only in the proper performance of your duties) or at any time (without limit) after its termination, directly or indirectly:

13.3.1.disclose any Confidential Information to any person, company, business entity or other organisation whatsoever; or

13.3.2.use any Confidential Information for your own purposes or those of any other person, company, business entity or other organisation whatsoever.

13.4.You shall use all due care and diligence to prevent any loss, unauthorised disclosure or use of any Confidential Information.

13.5.You shall not during your employment directly or indirectly make publish or otherwise communicate any disparaging or derogatory statements whether in writing or otherwise concerning the Company or any Group Company, their officers, consultants, agents, shareholders, employees, suppliers or customers.

13.6.Nothing in this Agreement will prevent the disclosure or use of Confidential Information pursuant to an order of a court of competent jurisdiction or regulatory body with powers to compel disclosure, provided that you shall, unless prohibited by law, give the Company as much notice as is reasonably practicable if:

13.6.1.any application is made to the court of which you are aware which relates to Confidential Information. You shall also, unless prohibited by applicable law, notify the Company of the making of any such court order;

13.6.2.any regulatory body has requested disclosure of Confidential Information by you and, unless prohibited by applicable law, you shall consult with the Company prior to making any disclosure pursuant to any court order and/or requirement of a regulatory body and take all steps reasonably required by the Company to disclose Confidential Information in a manner reasonably designed to preserve its confidential nature as far as reasonably practicable.

13.7.Neither you (nor any person in whom you have a Material Interest) shall without prior consent of the Company receive any money or other benefit from any customer or supplier of the Company or of any Group Company, which is in excess of the limits set out in the Company's Anti-bribery and Anti-corruption policy in force from time to time. You will immediately advise the Company if any such money or other benefit in excess of those limits is received.

13.8.You agree to abide by the Company's Code of Conduct and Business Ethics in force as amended from time to time a copy which is available from Human Resources.

13.9.Nothing in this Agreement shall be taken to mean that the Company is obliged to provide you with any work or that you are entitled to perform work for the Company and/or any Group Company.

13.10.The Company shall be entitled at any time and from time to time to suspend you and require you not to attend work for such period as the Company, acting reasonably, may specify in order to investigate a suspected disciplinary matter or for any other reason considered appropriate by the Company (acting reasonably).

13.11.At any time during a notice given by either party to terminate your employment and at any time during this Agreement (in particular if you purport to terminate your employment in breach of this Agreement) and for a period not exceeding 6 months:

13.11.1.the Company may in its absolute discretion elect not to provide you with any work (and you shall have no right to perform any work) and the Company may in its absolute discretion require you to perform such duties (if any) commensurate with your role as it thinks fit during normal working hours; and

13.11.2.the Company may in its absolute discretion exclude you from its premises and the premises of any Group Company and may direct you to cease all contact with any customers, suppliers, contractors or employees of the Company or any Group Company.

13.12.You shall at all times when rights are exercised under clause 13.11 remain readily accessible and available for work and otherwise comply with this Agreement and in particular this clause 13.

13.13.The exercise by the Company of any rights under clause 13.11 shall not constitute a breach of this agreement of any kind whatsoever in respect of which you have any claim against the Company. The Company's rights under clause 13.11 are without prejudice to any other rights and remedies available to the Company.

13.14.Throughout any period in which the Company exercises its rights under clause 13.11 you shall continue to receive salary and other contractual benefits (but subject to clause 4.1.1), provided that if you are not accessible and available for work, all rights to salary and other benefits in respect of the period of non-availability shall be forfeited.

14.Termination of agreement

14.1.Subject to clauses 14.2 and 14.3 this Agreement may be terminated:

14.1.1.by the Company giving you not less than 6 months prior written notice; or

14.1.2.by you giving the Company not less than 6 months prior written notice.

14.2.The Company has rights to terminate your employment as set out in the Handbook (e.g. for gross misconduct). In addition, the Company may terminate this Agreement (without notice or payment in lieu of notice) if you:

14.2.1.seriously fail or neglect to discharge your duties effectively and diligently or to carry out all lawful directions of the Company and/or your line manager;

14.2.2.commit any act of dishonesty or any act which may bring the Company into disrepute;

14.2.3.become bankrupt or makes any arrangement or composition with your creditors generally; or

14.2.4.seriously contravene any model code or relevant legislation or regulatory rules from time to time applicable to directors and/or employees of the Company and/or any Group Company.

14.3.On the giving of notice to terminate your employment or at any time during any notice period, the Company may in its absolute discretion (but is not obliged to) terminate your employment immediately by notifying you that it will make a payment to you in lieu of basic salary under clause 3.2 (less such deductions as the Company is required to make by law or as authorised by you (pursuant to the terms of this Agreement or otherwise)) for any unexpired portion of the notice period. Your employment will terminate on the date that such notice is given or such later date as the Company may state in that notice.

14.4.The Company may pay the payment in lieu of basic salary referred to in clause 14.3 above in equal monthly instalments, commencing in the calendar month immediately after the Termination Date, until such time as you secure alternative employment or the notice period to which the instalments relate expires (whichever is earlier), subject to you providing to the Company such evidence as it may reasonably require on a monthly basis to show that you are making reasonable endeavours to secure alternative employment. You will not, however, be obliged to accept alternative employment which is not appropriate to your status and skills. In the event that you do secure alternative employment but at a lower basic salary, then subsequent instalments of basic salary in lieu of notice shall be reduced by an amount equivalent to such lower basic salary, provided that the remuneration arrangements agreed by you and your new employer are appropriately balanced between basic salary and other benefits in accordance with market practice. In the absence of such evidence or if the Company is not reasonably satisfied that the evidence provided shows that you are making reasonable endeavours to secure alternative employment, the Company may cease making payment of the monthly instalments referred to in this clause after giving you one month's written notice of such cessation and the reasons for it. In such circumstances, you will have no rights to any compensation whatsoever in respect of the loss of any further instalments of the payment of basic salary in lieu of notice that would otherwise be due to you. For the purposes of this clause, "alternative employment" means any office, appointment, employment or self-employment under the terms of a contract of service or contract for services or otherwise.

14.5.On the termination of this Agreement for whatever reason, you shall at the request of the Company resign from all and any offices which you may hold as a director, nominee or representative of the Company or any Group Company and if you should fail to do so within seven days the Company is hereby irrevocably authorised to appoint some person in your name and on your behalf to sign any documents or do any things necessary or requisite to effect such resignation(s) and/or transfer(s).

14.6.On the termination of this Agreement (or if earlier requested by the Company) you shall immediately return to the Company all Confidential Information and all other information property equipment and materials of any nature (whether copies, originals or extracts) in your possession or control relating to the Company, any Group Company and/or any customer, supplier or contact of the Company and/or any Group Company (without keeping any copies) including relating to any intellectual property of the Company and/or any Group Company, any such information made or compiled by you, keys, correspondence, documents, files, papers, diagrams, books, records , security passes, computer disks, tapes, software, telephones and computers. In particular, if any information is held in electronic form you shall (a) if the medium on which the stored belongs to the Company (and/or any Group Company) return that medium (with all such information) to the Company; and (b) if the medium on which the same is stored belongs to you, provide a copy of all such information to the Company and when so requested to do so by the Company, permanently delete the same from the medium on which it is stored.

14.7.Where the Company exercises its rights pursuant to clause 13.11, you agree to comply forthwith with the provisions of clause 14.6 above. However, you shall not be obliged to return any property provided to you as a contractual benefit in those circumstances.

14.8.lf so required by the Company, you shall on each occasion you are obliged to deliver up property or delete information pursuant to this clause 14 provide to the Company a signed statement identifying the property returned and confirming that you have fully complied with your obligations under this clause.

15.Obligations after employment
Non-compete covenants
15.1.You shall not during the Restricted Period engage in any Restricted Activity for the purposes of a Competing Business.

15.2.You shall not during the Restricted Period have a Shareholding in any entity which engages in Competing Business.

Customer covenants

15.3.You shall not during the Restricted Period, for the purposes of a Competing Business, engage in any business with or accept an order or custom from any Customer or Prospective Customer.

15.4.You should not during the Restricted Period, for the purpose of a Competing Business engage in any business with or accept an order or custom from an Customer or Prospective Customer.
15.5.You shall not during the Restricted Period encourage or do any act which would have the effect of encouraging any Customer or Prospective Customer to reduce the amount of business conducted with the Company or any Group Company, or adversely affect the terms on which a Customer or a Prospective Customer conducts its business with the Company or any Group Company.

Supplier covenants

15.6.You shall not during the Restricted Period in relation to any contract or arrangement which the Company or any Group Company has with any Supplier for the supply of goods or services to the Company and/or any Group Company;

15.6.1.interfere with the supply of goods and services to the Company and/or any Group Company by any Supplier (including, without limitation, inducing or encouraging the Supplier adversely to vary the terms on which it conducts business with the Company and/or any Group Company); or

15.6.2.induce or encourage any Supplier of goods or services to the Company or any Group Company to cease or decline to supply such goods or services in the future.

15.7.You shall not during the Restricted Period provide advice, assistance or service whether as a director, officer, employee, consultant, partner or LLP member, contractor or sub-contractor, principal or agent, and whether on your account or with or on behalf of any person or entity for a Supplier in the Restricted Area. This prohibition shall only apply where (i) you have acquired knowledge of Confidential Information in respect of and unknown to the Supplier during the Lookback Period, and (ii) that Confidential Information would be materially relevant to the advice, assistance or service to be provided to the Supplier by You.

Employee non-solicitation covenants

15.8.You shall not during the Restricted Period solicit or entice away or attempt to solicit or entice away from the Company or any Group Company any Employee or Contractor.

15.9.You shall not during the Restricted Period be personally involved to a material extent in recruiting, engaging or employing (whether on his or her own behalf or on behalf of any other person) any Employee or Contractor.

15.10.You acknowledge that any and all of your relationships from time to time with customers of the Company and/or any Group Company are the property of the Company and/or its Group Companies, and may represent Confidential Information of the Company and/or any Group Company and that you have no interest, right or entitlement to maintain particular relationships or accounts with any particular customer of the Company and/or its Group Companies. You shall not exploit your relationships with the customers of the Company and/or any Group Company except in the proper course of your duties for the Company. You agree that the Company or its Group Companies shall be entitled in its sole discretion from time to time (including during any period of notice) to require you to terminate any or all such relationships, hand over any or all such relationships or accounts to persons nominated by the Company or its Group Companies (including to other employees of the Company or its Group Companies) and/or to seek to generate and maintain relationships or accounts with other existing or new customers.

15.11.The parties agree that the restrictions contained in clauses 13 and 15 are without prejudice to any other duties (fiduciary or otherwise) owed to the Company or any Group Company and are reasonable and necessary for the protection of legitimate business interests of the Company and any Group Company and that, having regard to those interests, those restrictions do not work unreasonably on you. It is nevertheless agreed that if any of those restrictions shall taken together or separately be held to be void or ineffective for any reason but would be held to be valid and effective if any restriction or restrictions or part of the wording were deleted then the said restriction shall apply with such deletions as may be necessary to make the same valid and effective.

15.12.The restrictions contained in clauses 13 and 15, including each sub-clause thereof and each of the restrictions listed by roman numerals, shall be construed as separate, severable and individual restrictions. If any restriction is found to be invalid this will not affect the validity or enforceability of any of the other covenants.

15.13.The restrictions contained in clauses 13 and 15 are given for the benefit of the Company and all other Group Companies and may be enforced by the Company on its own behalf or behalf of any Group Company.

15.14.Each of the sub-paragraphs of the definitions contain in Schedule 1 of this Agreement including the matters identified by roman numerals, constitutes as separate, severable and independent part of the definition. If any such part of a definition would render a covenant invalid, this will not affect the validity or enforceability of the covenant by reference to any part of the definition.

15.15.You acknowledge and agree that if you breach any of your obligations contained in this Agreement (including those contained in clauses 13 and 15) then the Company may seek damages from you for any loss or damage suffered by the Company as a result of your breach. You also acknowledge and agree that damages alone would not be a sufficient remedy for any breach of clauses 13 and 15 and that for any breach of such obligations, the Company and its Group Companies will, in addition to other remedies as may be available to it, or as provided for in the Agreement, be entitled to an injunction, restraining order, or other equitable relief, restraining you from committing or continuing to commit any breach of the covenants. You agree that proof will not be required that monetary damages for breach of the provisions of clauses 13 and 15 would be difficult to calculate and would be an inadequate remedy.

15.16.You have given the undertakings contained in clauses 13 and 15 to the Company for itself and as trustee for each Group Company and you will at the request and cost of the Company enter into direct undertakings with any Group Company which correspond to the undertakings in clauses 13 and 15, or which are less onerous only to the extent necessary (in the opinion of the Company or its legal advisors) to ensure that such undertakings are valid and enforceable.

15.17.If the Company transfers all or any part of its business to a third party ("the transferee"), the restrictions contained in clauses 13 and 15 shall, with effect from you becoming an employee of the transferee, apply to you as if references to the Company included the transferee and references to any Group Company were construed accordingly and as if references to customers were to customers of the Company and/or the transferee and their respective group companies.

15.18.You agree that if your employment is transferred to any other person, firm, company or other entity, pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an agreement with such other person, firm, company or other entity, that will contain provisions that provide protection to the new employer equivalent to that provided to the Company and any Group Company in this clause 15.

15.19.None of the restrictions in clause 15 shall prevent you from doing anything for which the Company has given its prior written consent (such consent to not be unreasonably withheld) and the Company encourages you to seek such consent.

16.    Data Protection

16.1.By entering into this contract of employment the Company (or its agents) will hold and process, both electronically and manually, the personal and sensitive data it collects in relation to you and this Agreement for legal, personnel, administrative and management purposes.

16.2.The Company (or its agents) may transfer, store and process your data in and outside of the EEA (European Economic Area). Adequate protections are in place for any data stored outside of the EEA.

16.3.The Company will treat all personal data as confidential and will not use or process it other than for contractual, legal or legitimate purposes. Steps will be taken to ensure that the information is accurate, kept up to date and not be kept for longer than is necessary. Measures will also be taken to safeguard against unauthorised or unlawful processing and accidental loss or destruction or damage to the data.

16.4.Subject to certain exceptions as permitted by law, you are entitled to have access to your personal data, amend your data and also request the erasure of your data held by the Company.

16.5.It is the Company's policy to take all reasonable steps to protect its interests. This includes ensuring that systems and equipment are used for the proper purposes and they will be monitored regularly. Therefore, you should not have any expectation of privacy in respect of Company systems and equipment. For the avoidance of doubt, this includes but is not limited to telephone systems, computer systems, use of email and internet and the postal system

17.    General

17.1.This Agreement (and other matters referred to the in the Handbook as having contractual effect) constitute the entire employment contract between the Company and you and supersede and replace: (a) any and all previous terms and conditions of employment or for services between the Company and Group Company and you (all of which shall be deemed to have terminated with immediate effect by mutual consent, but without prejudice to any liability for any prior breach) and (b) all other correspondence between you and the Company relating to your employment. If there are any inconsistencies between the provisions of this Agreement and the Handbook, the provisions of this Agreement shall prevail. The provisions of Schedules 1 and 2 and any additional terms endorsed in writing by or on behalf of the parties will be read and constructed as part of this Agreement and will be enforceable accordingly.

17.2.This Agreement sets out all of the salary and other benefits to which you are entitled. Any other benefits provided are non-contractual and if provided are provided in the absolute discretion of the Company and may be withdrawn at any time.

17.3.The expiration or termination of this Agreement shall not affect the provisions of this Agreement as expressly or by implication are intended to have effect after that time and shall be without prejudice to any accrued rights or remedies of the parties.

17.4.The Company and you agree that the Company may at any time on written notice to you assign the benefit and the burden of this Agreement to another person being a Group Company at the time of such assignment. In so far as permitted by law, you hereby waive any right or rights you may have, whether statutory or otherwise, to object to being employed by such new employer.

17.5.The disciplinary and grievance procedures which apply to you are contained in the Handbook, a copy of which has been provided to you.

17.6.If you are dissatisfied with any disciplinary decision relating to you or wish to appeal any decision to dismiss you or if you have any grievance relating to your employment this must be raised with your line manager or any person senior to them (either orally or in writing). The further steps in relation thereto are explained in the Handbook.

17.7.Nothing in the Agreement or otherwise will affect any statutory dispute resolution procedures which the law requires the Company to comply with. The relevant provisions of the Handbook will apply to the extent that they are additional to and not inconsistent with the requirements of any such statutory procedure.

17.8.The existence, effect and interpretation of this Agreement shall be governed by the laws of England and the parties submit to the exclusive jurisdiction of the courts of England.

IN WITNESS whereof the duly authorised signatory of the Company has executed this Agreement the day and year first before written and you have executed this Agreement the day and year first before written.

SIGNED by:                SIGNED by:
/s/ Marco Pagni            /s/ Frank Standish
Marco Pagni            Frank Standish
For and on behalf of Walgreens Boots Alliance Services Ltd.

SCHEDULE 1

1.1 In this Agreement:
‘Business’
means the activity or activities of the Company or any Group Company in which you were materially engaged at any time during the Lookback Period or about which you have obtained Confidential Information during the Lookback Period and shall include any activity or activities that the Company or any Group Company is proposing to carry out where you were materially engaged in the preparations for such activity or activities during the Lookback Period.

‘Competing Business	means any activity or activities which compete with or are for the purposes of preparations to compete with the Business in the Restricted Area.
‘Confidential Information’
means all confidential and/or trade secret information of the Company and/or any Group Company (whether or not recorded in any permanent, written or electronic form and whether or not marked as confidential) including marketing information, information relating to planned products/services, distribution techniques, sales, merchandising and pricing information, information relating to customers/suppliers (including names, contact details and actual or proposed business and terms of business), financial corporate and strategic information, business projections and targets, business methods or plans, technical information, know how, inventions, research and development information, information relating to senior management succession details, employee records and other information in respect of which the Company or any Group Company owes an obligation of confidentiality to any third party, but shall not include any information which is in or comes into the public domain otherwise than as a result of any unauthorised disclosure by you or any other person who owes the Company and/or any Group Company an obligation of confidentiality in relation to the information disclosed

‘Customer’
means any customer of the Company or of any Group Company:

(a)with whom you have had material dealings; or

(b)in respect of whom you have obtained Confidential Information in each case at any time during the Lookback Period.

‘Employee or Contractor’
means any director, officer, employee or consultant, in each case of the Company or any Group Company, with whom you had material dealings at any time during the Lookback Period and who is of the same or similar status as you or is otherwise employed or engaged in a senior managerial, senior technical or senior buying/selling role.

‘Excluded Activity’	means any advice, assistance or service which is of a materially different nature to that in which you were materially engaged during the Lookback Period.
‘Garden Leave’	means any period during which the Company exercised its rights under clause 13.11.
‘Group Company’
means any parent undertaking of the Company or any subsidiary undertaking of the Company or of any parent undertaking of the Company and for these purposes “parent undertaking” and “subsidiary undertaking” have the meanings given by Part 38 of the Companies Act 2006.

‘Handbook’	means the Walgreens Boots Alliance Services Staff Handbook, as from time to time amended or replace

‘Lookback Period’	means the period of 12 months prior to the earlier of the Termination Date or the commencement of Garden Leave, or your period of employment if less than that.
‘Material Interest’
means:
(a)the holding of any position as director, officer, employee, consultant, partner, sub-contractor, principal or agent; or any other position in or control over any person which enables you directly or indirectly to exercise influence; or

(b)a Shareholding.

‘Office’	means such offices commensurate with your position as a director or secretary in the Company or any Group Company.
‘Products’	means products in the range of products supplied by the Company or any Group Company in the period of 12 months prior to the Termination Date.
‘Prospective Customer’
means any person, firm, company or other entity with whom the Company or any Group Company has had any negotiations or material discussions for the provision or potential provision of Products or Services by the Company or any Group Company and:
(a)with whom you had been materially concerned (directly or indirectly) in such negotiations; or
(b)in respect of whom you had obtained Confidential Information in each case during the Lookback Period.

‘Restricted Activity’
means the active provision of advice, assistance or service, whether as a director, officer, employee, consultant, partner or LLP member, contractor or sub contractor, principal or agent, and whether on your own account or with or on behalf of any person or entity, but shall not include Excluded Activity.

‘Restricted Area’
means any country in which the Business offered products or services or was proposing to offer products or services, but this defined term shall only to apply to proposed products or services if you were materially engaged in the preparations for such proposed offering of products or services during the Lookback Period.

‘Restricted Period’	means 12 months from the Termination Date less any period of Garden Leave.
‘Retirement Savings Pay’
means contractual basic salary, company sick pay and statutory payments (e.g., Statutory Sick Pay and Statutory Maternity Pay). It does not include exceptional payments (e.g., unsocial hours premia, shift pay, bonus, honoraria, overtime and car allowance).

‘Services’	means services in the range of services supplied by the Company or any Group Company in the period of 12 months prior to the Termination Date.
‘Shareholding’
means the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 5 per cent of the issued ordinary shares of any company whose shares are listed on any recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000).

‘Supplier’
means any person, firm, company, or other entity who: (i) has supplied goods or services to the Company or any Group Company during the period of 12 months ending on the Termination Date; or (ii) has agreed prior to the Termination Date to supply goods or services to the Company or any Group Company, with such supply to commence at any time in the twelve months following the Termination Date; or (iii) as at the Termination Date, supplies goods or services to the Company or any Group Company under a contract or arrangement between that supplier and the Company or the relevant Group Company; and
(a)with whom you have had material dealings; or
(b)in respect of whom you have obtained Confidential Information in each case at any time during the Lookback Period.

‘Termination Date’	means the date of termination of your employment with the Company.
1.2     In this Agreement any phase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

SCHEDULE 2

Pensions

The scheme is called the Alliance Healthcare and Boots Retirement Savings Plan (AHBRSP). It has three Sections, the Auto-Enrolment Section (AE Section), the Base Section and the Standard Section. The AHBRSP is managed by Legal & General (L&G), one of the UK's largest insurance companies.

The key features of the AHBRSP can be found on our pension website www.ahb ukpensionportal.co.uk. It is the Plan guide and includes details of the three Sections and what you and the employer will pay as well as contact details for further information. You will also find the online AHBRSP Contribution Option form to select contribution rates for the Base or Standard Sections, which you can submit.

Current legislation requires all UK businesses to enroll eligible employees into a qualifying workplace pension scheme. Both the employer and employee then make contributions into that scheme. This is known as 'auto-enrolment'.

If you meet all of the following eligibility criteria, you will be automatically enrolled into the AE Section of AHBRSP:

•are not currently a member of a qualifying scheme;
•earn over £10,000 a year, or £833 a month (the Government's thresholds for 2019/20);
•are aged 22 or over but under State Pension Age; and
•work, or usually work, in the UK.

If you meet these criteria, at the end of your third monthly pay period (or 13 weeks if paid weekly) following your start date you will be automatically enrolled into the AE Section. You will be notified by letter (so please make sure your contact details are kept up-to-date) and your options explained, including your option to leave - known as 'opting-out'.

If you do not initially meet the eligibility conditions, you will not be enrolled. We will continue to check at the beginning of each following pay period to see if you meet the eligibility conditions at that point. If you do, you will be automatically enrolled after three months (or 13 weeks) assuming you continue to meet the eligibility conditions at that later date. You can also opt-in in to the AE Section by either:

send a letter, signed by you, with your request to Auto-Enrolment Pensions, D80 Room T11, Nottingham NG90 1LP, or email: autoenrolment@boots.co.uk your request, which must include the phrase "/confirm I personally submitted this notice to join a workplace pension scheme".

If you have been automatically enrolled, or you have opted-in to the AE Section you can change to either the Base or Standard Section at any time. Make sure you check the website www.ahb-ukpensionportal.co.uk to find out what employer and employee contributions apply and to complete the Contribution Option form to change Sections.

As a member of the Base or Standard Sections, you not only build up savings for your retirement but could also be eligible for life assurance cover.

Please note that the legislation requires UK businesses to periodically re-assess anyone (currently every three years) who has opted out of a qualifying workplace pension scheme to see if they should be automatically re-enrolled . If this were to apply to you in future, you will be notified and the impact of such re-enrolment explained, including your option to opt-out again.